UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material pursuant to § 240.14a-12

ALLEGHENY ENERGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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EXPLANATORY NOTE

The letter below was distributed to Allegheny Energy, Inc.’s employees on February 22, 2010.

*    *    *

PAUL J. EVANSON

Chairman, President and Chief Executive Officer

800 Cabin Hill Drive

Greensburg, PA 15601

(724) 838-6999 FAX: (724) 853-4215

evanson@alleghenyenergy.com

February 22, 2010

Dear Fellow Employees:

February has been an extraordinary month! Allegheny Power employees battled snow and ice to complete our largest restoration of service ever (more than 470,000 customers affected) and, in the middle of the month, we announced a merger with FirstEnergy, creating one of the premier energy companies in the nation.

First, let me thank the many men and women who participated in the restoration of service that began on February 5th and 6th. Our crews worked around the clock in extremely difficult weather conditions to return electric service to our customers. We appreciate your dedication and hard work as well as your efforts to perform your jobs safely.

As for the merger, we will soon begin the process of obtaining approvals from our shareholders and regulators. We will work with FirstEnergy to educate these stakeholders on the many benefits.

This combination is a perfect fit. The merger better positions us to address increasingly onerous environmental rules by adding nuclear to our fuel mix, something we did not have the size, capability and experience to do on our own. In addition, our contiguous service territories and the increased scale and scope of the combined company provide many opportunities for efficiencies and growth.

I know that you have many questions about the combination, particularly how it may affect your own job and benefits. As I’ve already stated, this merger was not predicated on job reductions. It should have little impact on employees at our power stations and service centers, and we will try to minimize the impact in other areas.

I wish we had all the answers right now, but we don’t. Many of the most important questions around compensation and benefits cannot be answered until the integration teams begin their work. I can tell you that FirstEnergy’s compensation and benefit programs are competitive within the industry. They offer many programs similar to ours, including a defined benefit pension plan, a 401K savings plan, competitive base and incentive pay programs, and medical, dental, prescription and other insurance benefits through a Flexible Benefits program.

As next steps, we will be naming the Allegheny leadership for the Integration Steering Committee. We will be communicating the structure of the integration process and naming employees to be included on the integration teams as well. We will be sharing information with you about the process and its outcomes all along the way.

In the interim, we will launch a PassPort page dedicated to the merger where you will find the latest information as well as a way to ask questions.

I plan to hold an employee webcast later this week to discuss the merger and take your questions. More information will follow soon on that event.

Again, I understand that this is a high stress period. Please continue to focus on working safely and performing the fundamentals of the business and your job.

Thank you for your support and cooperation.

Sincerely,

Additional Information and Where to Find It

In connection with the proposed merger between FirstEnergy and Allegheny, FirstEnergy will file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement of FirstEnergy and Allegheny and that also constitutes a prospectus of FirstEnergy. Allegheny and FirstEnergy will mail the joint proxy statement/prospectus to their respective stockholders. Allegheny and FirstEnergy urge investors and shareholders to read the joint proxy statement/prospectus regarding the proposed merger when it becomes available, as well as other documents filed with the SEC, because they will contain important information. You may obtain copies of all documents filed with the SEC regarding this proposed transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from Allegheny’s website (www.alleghenyenergy.com) under the tab “Investors” and then under the heading “SEC Filings.” You may also obtain these documents, free of charge, from FirstEnergy’s website (www.firstenergycorp.com) under the tab “Investors” and then under the heading “Financial Information” and then under the item “SEC Filings.”

Participants in the Merger Solicitation

Allegheny, FirstEnergy and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Allegheny and FirstEnergy shareholders in favor of the merger and related matters. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Allegheny and FirstEnergy shareholders in connection with the proposed merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. You can find information about Allegheny’s executive officers and directors in its definitive proxy statement filed with the SEC on March 20, 2009. You can find information about FirstEnergy’s executive officers and directors in its definitive proxy statement filed with the SEC on April 1, 2009. Additional information about Allegheny’s executive officers and directors and FirstEnergy’s executive officers and directors can be found in the above-referenced Registration Statement on Form S-4 when it becomes available. You can obtain free copies of these documents from Allegheny and FirstEnergy using the website information above.